Exhibit 21

Subsidiaries of the Company as of December 31, 2009

Centerline Holding Company, a Delaware statutory trust

Centerline Capital Group Inc., a Delaware corporation

Subsidiaries of Centerline Capital Group Inc.

Centerline Capital Company LLC, a Delaware limited liability company

Centerline/AC Investors LLC, a Delaware limited liability company

Subsidiary of Centerline Capital Company LLC

Centerline Affordable Housing Advisors LLC, a Delaware limited liability company

Subsidiary of Centerline/AC Investors LLC

Centerline Investors I LLC, a Delaware limited liability company